As filed with the Securities and Exchange Commission on November 19, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Envestnet, Inc.

(Exact name of registrant as specified in charter)

Delaware	20-1409613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

35 East Wacker Drive, Suite 2400

Chicago, Illinois

60601

(312) 827-2800

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Envestnet, Inc. 2015 Acquisition Equity Award Plan

(Full title of the plan)

Shelly O’Brien

General Counsel

Envestnet, Inc.

35 East Wacker Drive, Suite 2400

Chicago, Illinois 60601

(312) 827-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward S. Best

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

(312) 782-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☒	Accelerated filer:	☐
Non-accelerated filer:	☐ (Do not check is a smaller reporting company)	Smaller reporting company:	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.005 per share (“Common Stock”), reserved for issuance pursuant to the Envestnet, Inc. 2015 Acquisition Equity Award Plan (the “Plan”)	1,058,807	$31.82	$33,691,238.74	$3,392.71

(1)                                 This registration statement shall, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional common shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)                                 Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the shares reported on the New York Stock Exchange on November 18, 2015.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

Pursuant to the Agreement and Plan of Merger, by and among Envestnet, Inc. (“Envestnet,” “we,” “us” or “our”), Yale Merger Corp. and Yodlee, Inc. (“Yodlee”), dated as of August 10, 2015 (the “Merger Agreement”), and as part of Envestnet’s acquisition of Yodlee, Envestnet has agreed to assume all outstanding unvested equity awards previously granted pursuant to the Yodlee, Inc. 2009 Equity Incentive Plan and the Yodlee, Inc. 2014 Equity Incentive Plan and to convert such awards into equity awards of Envestnet pursuant to the Plan. The effectiveness of the Plan is conditioned on and subject to the consummation of the merger and the other transactions contemplated by the Merger Agreement. Envestnet is filing this Registration Statement to register up to 1,058,807  shares of Common Stock reserved for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed by Envestnet with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

•      Annual Report on Form 10-K for the year ended December 31, 2014;

•      Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•      Current Reports on Form 8-K filed on February 10, 2015, as amended on February 11, 2015, May 6, 2015, May 15, 2015, August 10, 2015 (Items 1.01, 7.01 and 9.01), October 26, 2015 and November 19, 2015;

•      Current Report on Form 8-K/A filed on December 5, 2014 (Exhibit 99.1 only);

•      Unaudited condensed consolidated financial statements for the nine months ended September 30, 2014 and 2013 of Placemark Holdings, Inc. and subsidiary, filed as Exhibit 99.3 to Envestnet’s registration statement on Form S-4, as amended (File No. 333-206863), declared effective by the Commission on October 14, 2015; and

•      The description of Envestnet’s capital stock contained in Envestnet’s registration statement on Form 8-A, filed on July 28, 2010 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Envestnet pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.         Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred in the defense or settlement of such action and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, shall be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the meetings of the board of directors at the time such actions occurred or immediately after such absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our amended and restated by-laws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and require us to advance litigation expenses upon our receipt of an undertaking by or on behalf of a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in our amended and restated by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated by-laws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of Envestnet or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

In addition to the indemnification provisions set forth above, we also maintain directors’ and officers’ liability insurance. These indemnification provisions and the indemnification agreements entered into between us and our directors and certain of our officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 8.       Exhibits.

See Exhibit Index which is incorporated herein by reference.

Item 9.       Undertakings.

The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, State of Illinois, on the 19th day of November, 2015.

ENVESTNET, INC.

By:	/s/ Judson Bergman
Judson Bergman
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Judson Bergman, Peter D’Arrigo, and Shelly O’Brien each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 19, 2015.

Name	Position

/s/ Judson Bergman
Judson Bergman	Chairman and Chief Executive Officer; Director (Principal Executive Officer)

/s/ Peter H. D’Arrigo
Peter H. D’Arrigo	Chief Financial Officer (Principal Financial Officer)

/s/ Matthew J. Majoros
Matthew J. Majoros	Vice President, Financial Reporting (Principal Accounting Officer)

/s/ Ross Chapin
Ross Chapin	Director

/s/ Cynthia Egan
Cynthia Egan	Director

/s/ James Fox
James Fox	Director

/s/ James Johnson
James Johnson	Director

/s/ Charles Roame
Charles Roame	Director

/s/ Yves Sisteron
Yves Sisteron	Director

/s/ Gregory Smith
Gregory Smith	Director

INDEX TO EXHIBITS

Exhibit No.	Description

4.1

Amended and Restated Certificate of Incorporation of Envestnet, Inc. (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-165717), filed with the SEC on July 1, 2010 and incorporated by reference herein).

4.2

Amended and Restated Bylaws of Envestnet, Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-165717), filed with the SEC on July 1, 2010 and incorporated by reference herein).

4.3	Envestnet, Inc. 2015 Acquisition Equity Award Plan

5.1	Opinion of Mayer Brown LLP

23.1

Consent of KPMG LLP (relating to the consolidated financial statements of Envestnet, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014).

23.2	Consent of KPMG LLP (relating to the consolidated financial statements of Placemark Holdings Inc. and Subsidiary as of and for the year ended December 31, 2013).

23.3	Consent of Mayer Brown LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)